Prospectus Supplement filed pursuant to Rule 424(b)(3)

in connection with Registration Statement No. 333-111382

Aeolus Pharmaceuticals, Inc.

(f/k/a Incara Pharmaceuticals Corporation)

Prospectus Supplement No. 3 dated November 16, 2004

(To Prospectus dated January 14, 2004)

8,107,039 shares of common stock

This Prospectus Supplement supplements information contained in that certain Prospectus, dated January 14, 2004, as amended or supplemented, relating to the offer and sale of up to 8,107,039 shares of common stock of Aeolus Pharmaceuticals, Inc. (f/k/a Incara Pharmaceuticals Corporation) by Goodnow Capital, L.L.C., who is also referred to as the selling stockholder in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus. We will not receive any proceeds from the sale of the shares of common stock by selling stockholders.

As a result of the name change, which was effective on July 16, 2004, our common stock is traded on the OTC Bulletin Board under the symbol “AOLS.”

Filing of Current Report on Form 8-K

On November 16, 2004, James D. Crapo, our Chief Executive Officer, gave a presentation at the New York Society of Security Analysts 8th Annual Healthcare Industry Conference in New York, New York. Immediately prior to this presentation, we filed a Current Report on Form 8-K attached to which is a copy of that presentation. That Form 8-K is attached hereto in its entirety.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of the original Prospectus.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OUR SECURITIES OR DETERMINED THAT THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

The date of this Prospectus Supplement No. 3 is November 16, 2004

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 16, 2004

AEOLUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-50481	56-1953785
(Commission File Number)	(IRS Employer ID Number)

P.O. Box 14287

79 T. W. Alexander Drive

4401 Research Commons, Suite 200

Research Triangle Park, North Carolina	27709
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 558-8688

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On November 16, 2004, at 12:00 noon Eastern Time, James D. Crapo, Chief Executive Officer of Aeolus Pharmaceuticals, Inc. (“Aeolus”), will give a presentation at the New York Society of Security Analysts 8th Annual Healthcare Industry Conference in New York, New York. A copy of that presentation is attached as an exhibit to this report and is incorporated herein by reference. An audio webcast replay of the presentation is expected to be available on Aeolus’ website, www.aeoluspharma.com, beginning on Monday, November 22, 2004.

The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific release in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 99.1	Slide presentation made at the New York Society of Security Analysts 8th Annual Healthcare Industry Conference on November 16, 2004

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

AEOLUS PHARMACEUTICALS, INC.
Date: November 16, 2004

/s/ RICHARD W. REICHOW
Richard W. Reichow
Executive Vice President and Chief Financial Officer

3

Exhibit 99.1

Exhibit 99.1

Developing Drugs for Cancer and Neurodegenerative Diseases

Except for historical information, all of the statements, expectations and assumptions discussed in today’s presentation, including statements and expectations regarding Aeolus’ scientific and preclinical studies, FDA filings and clinical trials, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results and timetables to differ include uncertainties relating to scientific studies and preclinical and clinical trials, regulatory reviews and the need for additional funds for operations. Additional factors that could cause actual results and timetables to differ are set forth in Aeolus’ SEC filings. All forward-looking statements are based on information available as of the date of this presentation.

Aeolus Highlights

Revolutionary Compounds

Advancing in Clinic

Changing the Paradigm in Cancer Therapy

New Management

Aeolus

New Class of Small Molecule Antioxidants

10,000 times more potent than current antioxidant therapies

ALS Treatment

Phase 1 by subcutaneous route started Oct 2004

Preclinical testing of intrathecal route

Cancer / Radiation Protection

IND filing planned Q4 2004

Phase 1 in 1st half 2005

Phase 2 in 2nd half 2005

Antioxidants

aTocopherol

Non Enzymatic

1

Efficiency

Enzymatic

1,000 – 10,000

Ascorbate

ß Carotene

NAC

Superoxide Dismutase

Catalase

Mimetics

1,000 – 10,000

AEOL 10150

AEOL 10150

M.W. 1033.25

Water Soluble

Stable – Long Half-Life

Five-Step Synthesis

Molecular Formula: C48H56N12Cl5Mn

New Catalytic Antioxidants 200-compound SAR

CuZn SOD Enzyme

SOD Activity (U/mg)

5,100

Lead Compounds

AEOL 10150

AEOL 10113

14,789

10,648

Alternative Compounds

AEOL 10123

AEOL 10143

AEOL 10153

AEOL 10158

17,061

14,038

23,467

14,342

Intellectual Property

14 Patents Issued

41 Patents Pending

Composition Claims for Lead Molecules through 2020

Licenses from Duke University and National Jewish Medical and Research Center

Mechanisms of Action

Redox Active

Scavenge Reactive Oxygen Species

Cell Signaling

NO•

NF?B

Aeolus Focus

AEOL 10150 SC: ALS

AEOL 10150 SC: Cancer-Radiation Rx

AEOL 10113 SC: Cancer-Radiation Rx

Outlicense Opportunities

AEOL 10150 Ex Vivo: Transplant

AEOL 10150 IV: Stroke

AEOL 10113 IV: BPD

AEOL 10113 Aerosol: COPD

P/C IND Phase I Phase II

Pipeline

Aeolus – The Opportunity

Phase 1 ALS Patients

Phase 2

ALS

Phases 1 and 2

Cancer

Radiation Therapy

US 5,000 / year

US: 30,000 patients

US: 500,000 / year

ALS Amyotrophic Lateral Sclerosis

Progressive motor neuron degeneration and muscular atrophy

80% of patients die within 5 years of diagnosis

average lifespan 2-3 years post-onset

ALS treatments are “Fast Track” drugs

eligible for conditional approval based on one clinical study

J.P. Crow, unpublished, 2002-03

AEOL 10150 Prolongs Survival in ALS 2.5 mg/kg/day IP beginning with onset of symptoms

95

100

105

110

115

120

125

130

135

140

145

150

0.0

0.2

0.4

0.6

0.8

1.0

Cumulative Survival Probability

Age (days)

Control

AEOL 10150

G93A Mouse Videos

White mouse is a control.

Black mouse treated since symptom onset with AEOL 10150. Deficit is similar to that seen on first day of symptoms.

Conclusions – ALS

G93A Mouse – Enhanced Survival with Good Function – Dr. John Crow

Need to Determine if Efficacy Can Be Further Improved with Intrathecal Therapy

Cancer – Radiation Therapy A Unique Dual Mechanism

Protects Normal Tissues

Prevents Tumor Regrowth after Radiation Therapy

H2O

H

OH

DNA Damage

O2-

TGFB

Inflammation

Tissue Injury

Tumor

O2-

HIF-1

VEGF

Vessel Regrowth (angiogenesis)

Tumor Regrowth

X

X

Cancer Radiation Therapy – Dual Mechanisms of Action

Cancer – Radiation Therapy

Mimetics Prevent Tumor Regrowth following Radiation Therapy

Adenocarcinoma

4T1

RP9 Prostate Carcinoma

Aeolus Compounds Inhibit Adenocarcinoma Regrowth

R3230 Mammary Adenocarcinoma in F344 Rats

0.8

1

1.2

1.4

1.6

1.8

2

2.2

2.4

0

5

10

15

20

25

Relative tumor size

Days

AEOL 10113 stopped

* Radiation

Control

AEOL 10113

*

*

Aeolus Compounds Inhibit 4T1 Tumor Regrowth

Moeller et al. Cancer Cell 5:429, 2004

8

7

6

5

4

3

2

1

0

0

10

20

30

Time Post-Rx (Days)

Radiation + AEOL 10113

10mg/Kg at

0, 24 + 48 hr.

Radiation

Sham

Relative Tumor Volume

Radiation = 15 Gy in 3 fractions at 24-hour intervals in mice

Our Compounds Inhibit Prostate Tumor Regrowth

RP9 Tumors, 1-2 mice/group

AEOL 10150 injected i.p. daily from days 0-11

3500

3000

2500

2000

1500

1000

500

0

Days after 10 Gy Irradiation

Sham

Radiation

Radiation + AEOL 10150

1

8

10

12

15

19

21

Tumor Volume (mm3)

Gridley et al., Loma Linda

Tumor Adaptation to Radiation Therapy

HIF-1

Transillumination

Tumor Adaptation to Radiation Therapy

HRE-GP

White light

RT

+24 hours

+48 hours

Tumor Adaptation to Radiation Therapy

HRE-GFP

white light

RTSOD

+24 hours

+48 hours

HRE-GFP

white light

HIF-1 Activation

and

Angiogenesis

Blocked by Mimetic

Tumor Adaptation to Radiation Therapy

HRE-GFP

white light

RTSOD

+24 hours

+48 hours

HRE-GFP

white light

Aeolus Compounds Protect Normal Tissues

Oral Mucosa

Lung

Brain

Rectal Mucosa

28 Gy of right hemithoracic irradiation

p < 0.02

Rx 5 days

Aeolus Compounds Protect Lung against Radiation Damage

Breathing Rate

Weeks

100

120

140

160

180

200

220

0

2

4

6

8

10

12

14

16

18

20

Control

Radiation + AEOL 10113

Radiation

6 mg/kg/d IP for 5 days; n=9 rats per treatment

CONTROL

Lung Histology

Radiation

Radiation + AEOL10113

Aeolus Compounds Protect Lung against Radiation Damage

28 Gy of right hemithoracic irradiation

6 mg/kg/d IP for 5 days; n=9 rats per treatment

Conclusions: Cancer – Radiation Rx

Protection of Normal Tissues

No effective radioprotectant currently available

Inhibition of Tumor Regrowth following Radiation Therapy

Blocks tumor angiogenesis following radiation therapy

Clear Development Pathway

Phase 2 trial opportunities in multiple tumor types

Large Market

50% of cancers in US receive radiation therapy

Development Timeline

AEOL 10150: ALS

AEOL 10150:

AEOL 10113:

2004 2005 2006 2007

Phase 2

Phase 1b

Phase 1 SC

P 1

Phase 1

Phase 2

Cancer

Radiation Rx

Cancer

Radiation Rx

Phase 3

Phase 3

Phase 2

Phase 2

Safety

CEO – James Crapo

CFO Richard Reichow

CSO Brian Day

President, COO Regulatory Clinical Affairs Shayne Gad

Administrative Assistant

Asst Director Administration Ann Redick

SVP R&D Being Recruited

VP Chemistry

Bushra Agha

Scientific Collaborations

Cancer Mark Dewhirst, Ph.D. Duke University Zeljko Vujaskovic, M.D., Ph.D. Duke University James Slater, M.D. Loma Linda University

Neurodegenerative Disease David Warner, M.D. Duke University John Crow, Ph.D. University of Arkansas Robert Brown, M.D. Massachusetts General Flint Beal, M.D. Cornell University

Diabetes Michael Brownlee, M.D. Albert Einstein University Jon Piganelli, Ph.D. University of Pittsburgh

Respiratory Kent Pinkerton, Ph.D. University of California, Davis Russell Bowler, M.D., Ph.D. National Jewish Med. Center

Drug Synthesis Irwin Fridovich, Ph.D. Duke University Inez Batinic-Harberle, Ph.D. Duke University

Aeolus – Current Funding

$10,000,000 Institutional Support – April 2004

Phase 1 Safety Testing in ALS Patients

Scale Up and Synthesis of AEOL 10150

Support through 3rd Q 2005

SBIR from National Cancer Institute

$850,000 through May 2006

IND Filing for Cancer/Radiation Therapy

Aeolus – The Future

Phase 1 2004 in ALS Patients

Phase 2

ALS

Phase 1/2 – 1st half 2005

Cancer Radiation Therapy

Islet Cell Transplantation

Diabetes

COPD

Stroke

Cancer

Chemotherapy